SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                ----------------

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2

                               (Amendment No. 2)*


                            Firstfed Financial Corp.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    337907109
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13 G/A                                                  PAGE 2 of 12
CUSIP No. 337907109

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          OZ Management LP
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IA
-----------------------------------------------------------------------------

Schedule 13 G/A                                                  PAGE 3 of 12
CUSIP No. 337907109

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Och-Ziff Holding Corporation
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

Schedule 13 G/A                                                  PAGE 4 of 12
CUSIP No. 337907109

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Och-Ziff Capital Management Group LLC
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          HC
-----------------------------------------------------------------------------

Schedule 13 G/A                                                  PAGE 5 of 12
CUSIP No. 337907109

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Daniel S. Och
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

Schedule 13 G/A                                                  PAGE 6 of 12
CUSIP No. 337907109

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          OZ Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

Schedule 13 G/A                                                  PAGE 7 of 12
CUSIP No. 337907109

ITEM 1(a).  NAME OF ISSUER:
            Firstfed Financial Corp.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            401 Wilshire Boulevard, Santa Monica, California 90401-1490

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

          (i) OZ Management LP ("OZ"), a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G held by certain investment funds and discretionary accounts managed by OZ (the "Accounts").

         (ii) Och-Ziff Holding Corporation ("OZHC"), a Delaware corporation, which serves as the general partner of OZ, with respect to the Shares reported in this Schedule 13G managed by OZ and held by the Accounts.

         (iii) Och-Ziff Capital Management Group LLC("OZM"), a Delaware limited liability company, is a holding company, which is the sole shareholder of OZHC and Och-Ziff Holding LLC, a Delaware limited liability company, which serves as the general partner of another investment fund, with respect to the Shares reported in this Schedule 13G.

          (iv) Daniel S. Och, who is the Chief Executive Officer of OZHC and the CEO and Executive Managing Director of Och-Ziff Capital Management Group LLC, with respect to the Shares reported in this Schedule 13G managed by OZ and held by the Accounts.

          (v) OZ Master Fund, Ltd. ("OZMD"), a Cayman Islands company, with respect to shares owned by it.

          The citizenship of OZ, OZHC, OZM and OZMD is set forth above. Daniel
S. Och is a United States citizen.

          The address of the principal business office of each of the Reporting Persons except OZMD is 9 West 57th Street, 39th Floor, New York, NY 10019. The address of the principal business office of OZMD is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, Grand Cayman, Cayman Islands.

Schedule 13 G/A                                                  PAGE 8 of 12
CUSIP No. 337907109

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Common Stock, $0.01 par value.

ITEM 2(e).  CUSIP NUMBER:
            337907109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss. 240.13d-1(b) or 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]  Broker or dealer registered under Section 15 of the Act;

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act;

          (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the
                   Act;

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule
                   13d-1(b)(1)(ii)(E);

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F);

          (g) [ ]  Parent Holding Company, in accordance with Rule
                   13d-1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) ( )  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13 G/A                                                  PAGE 9 of 12
CUSIP No. 337907109

ITEM 4.   OWNERSHIP.

          OZ serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G, including such an account for OZMD. OZHC serves as the general partner of OZ. As such, it may be deemed to control OZ and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G. OZM is the sole shareholder of OZHC and Och-Ziff Holding LLC. As such, it may be deemed to control OZHC and Och-Ziff Holding LLC and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G. Mr. Daniel S. Och is the Chief Executive Officer and Executive Managing Director of OZM. As such, he may be deemed to control such entity and therefore be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

          Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

         A. OZ
            (a) Amount beneficially owned: 0
            (b) Percent of class: 0%
            (c) Number of shares as to which such person has:
                (i)  sole power to vote or to direct the vote 0
               (ii)  shared power to vote or to direct the vote 0
              (iii)  sole power to dispose or to direct the disposition of 0
               (iv)  shared power to dispose or to direct the disposition of 0

         B. OZHC
            (a) Amount beneficially owned: 0
            (b) Percent of class: 0%
            (c) Number of shares as to which such person has:
                (i)  sole power to vote or to direct the vote 0
               (ii)  shared power to vote or to direct the vote 0
              (iii)  sole power to dispose or to direct the disposition of 0
               (iv)  shared power to dispose or to direct the disposition of 0

Schedule 13 G/A                                                  PAGE 10 of 12
CUSIP No. 337907109

         C. OZM
            (a) Amount beneficially owned: 0
            (b) Percent of class: 0%
            (c) Number of shares as to which such person has:
                (i)  sole power to vote or to direct the vote 0
               (ii)  shared power to vote or to direct the vote 0
              (iii)  sole power to dispose or to direct the disposition of 0
               (iv)  shared power to dispose or to direct the disposition of 0

         D. Daniel S. Och
            (a) Amount beneficially owned: 0
            (b) Percent of class: 0%
            (c) Number of shares as to which such person has:
                (i)  sole power to vote or to direct the vote 0
               (ii)  shared power to vote or to direct the vote 0
              (iii)  sole power to dispose or to direct the disposition of 0
               (iv)  shared power to dispose or to direct the disposition of 0

         E. OZMD
            (a) Amount beneficially owned: 0
            (b) Percent of class: 0%
            (c) Number of shares as to which such person has:
                (i)  sole power to vote or to direct the vote 0
               (ii)  shared power to vote or to direct the vote 0
              (iii)  sole power to dispose or to direct the disposition of 0
               (iv)  shared power to dispose or to direct the disposition of 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         If this statement is being filed to report the fact as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         See Item 4.

Schedule 13 G/A                                                  PAGE 11 of 12
CUSIP No. 337907109

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         Not applicable.

ITEM 10. CERTIFICATIONS.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby make the following certification:

         By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13 G/A                                                  PAGE 12 of 12
CUSIP No. 337907109

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008           /s/ Daniel S. Och
                                    -----------------------------------
                                    OZ MANAGEMENT LP
                                    By Och-Ziff Holding Corporation
                                    its general partner;
                                    By Daniel S. Och
                                    Chief Executive Officer


                                    /s/ Daniel S. Och
                                    -----------------------------------
                                    Och-Ziff Holding Corporation
                                    By Daniel S. Och
                                    Chief Executive Officer


                                    /s/ Daniel S. Och
                                    -----------------------------------
                                    Och-Ziff Capital Management Group LLC
                                    By Daniel S. Och
                                    Chief Executive Officer and
                                    Executive Managing Director


                                    /s/ Daniel S. Och
                                    -----------------------------------
                                    Daniel S. Och



                                    /s/ Daniel S. Och
                                    -----------------------------------
                                    OZ MASTER FUND, LTD.
                                    By Daniel S. Och
                                    Director